EXHIBIT 99.5

THE FOLLOWING COMPANY-WIDE NOTIFICATION WAS SENT BY DAINIPPON
SUMITOMO PHARMA CO., LTD. TO EMPLOYEES OF DAINIPPON SUMITOMO PHARMA CO., LTD.

ON SEPTEMBER 3, 2009

(English Translation for reference purposes only)

Company-Wide Notification (Scheduled for 9/3 at 15:00)

Category:	News Release

Importance:	Important (Post until the end of March 2010)

In Re:	Dainippon Sumitomo Pharma Co., Ltd. to Acquire U.S.-based Sepracor Inc.

Content:

We hereby notify you that today (September 3), we issued a press release concerning our acquisition of Sepracor Inc. (“Sepracor”), a pharmaceutical company in the United States.

Our company has entered into a definitive agreement with Sepracor pursuant to which we will make a cash tender offer for all of Sepracor’s common shares and subsequently acquire any remaining Sepracor shares through a cash merger. The tender offer will commence within 7 business days and will remain open for 20 business days.  Subject to the terms of the definitive agreement, the tender offer period is required to be extended in the event that the conditions to the tender offer are not satisfied or waived.

Upon completion of the acquisition, Sepracor will become a wholly-owned subsidiary of a holding company in which we hold all of the shares.

As indicated by the reports of the results of PEARL 1 testing in May and PEARL 2 testing in August, the development of the schizophrenia treatment drug Lurasidone is advancing favorably, and is currently in global Phase III testing.  While we considered building a marketing network toward the commercialization of Lurasidone in the United States in 2011, we determined that the acquisition of Sepracor would be the best option for accelerating Lurasidone’s penetration into the U.S. market and the early maximization of sales for Lurasidone.

Please see the attached press released concerning the details.

We have also attached the President’s Message and ask you to read this as well.

In addition, explanatory meetings will be held today at the following locations and times, and we ask for your participation.

[Chart omitted.]

This notification contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “plans,” “expects,” “could”, “should” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect current perspective on existing trends and information of Dainippon Sumitomo Pharma Co., Ltd. (“DSP”) and Sepracor, as the case may be. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond DSP’s control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Sepracor stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities, other business effects, including the effects of industry, economic or political conditions outside of DSP’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by Sepracor and any public filings made by DSP in Japan, as well as the tender offer documents to be filed by Aptiom, Inc. (“Aptiom”; a wholly-owned indirect subsidiary of DSP) and the Solicitation/Recommendation Statement to be filed by Sepracor. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on DSP’s results of operations or financial condition. DSP does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future developments or otherwise.

The tender offer for the outstanding common stock of Sepracor referred to in this notification has not yet commenced. This notification is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Sepracor common stock will be made pursuant to an offer to purchase and related materials that Aptiom, a wholly-owned indirect subsidiary of DSP, intends to file with the SEC. At the time the tender offer is commenced, Aptiom is required to file a Tender Offer Statement on Schedule TO with the SEC, and thereafter Sepracor is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to all stockholders of Sepracor. In addition, all of these materials (and other materials filed by Sepracor with the SEC) will be available at no charge from the SEC through its web site at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents that are filed with the SEC by Sepracor from http://www.sepracor.com.